                                EXHIBIT 11(a)

                               GROSSMAN'S INC.

                      COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share data)



                                                 THREE MONTHS ENDED
                                                     MARCH 31,
                                                --------------------
                                                  1997        1996
                                                  ----        ----
 Net loss for primary and fully
   diluted earnings per share                   $(12,021)   $(54,687)
                                                =========   =========

 Weighted average number of shares
   outstanding                                    27,818      26,089

 Net effect of dilutive stock options                 -           -


 Total weighted average shares
   outstanding and common stock
   equivalents used in primary
   calculation of earnings per share              27,818      26,089

 Additional dilution from stock
   options                                            -           -


 Total weighted average shares
   outstanding and common stock
   equivalents used in fully diluted
   calculation of earnings per share              27,818      26,089
                                                =========    ========


 Primary loss per share                         $ (0.43)     $(2.10)
                                                =========    ========

 Fully diluted loss per share                   $ (0.43)     $(2.10)
                                                =========    ========

